David G. Birney Elected to Tronox Incorporated Board of Directors

Oklahoma City, June 15, 2006 - David G. Birney has been elected to the Tronox Incorporated (NYSE: TRX, TRX.B) board of directors, effective June 14, 2006.
Birney has 40 years of experience in the chemical industry. He recently retired from his position as president and chief executive officer of Solvay America, Inc. Solvay America is the U.S. holding company of The Solvay Group, a $10 billion global chemical, pharmaceutical and plastics company. Birney became president and chief executive officer of Solvay America in 2001. While serving in this position, he led the consolidation of three separate Solvay chemical companies and an acquisition to form Solvay Chemicals. He took on the additional role of chief executive officer of the new chemical company in 2003.
Birney began his career in 1966 at Laporte Industries, where he held various technical, sales, marketing and product management positions. He joined Solvay in the United States as a commercial vice president in 1978. In 1985, he became a global strategic manager of plastics based in Brussels, and two years later was appointed president of Solvay Polymers Inc. in Houston, Texas.
Born and raised in the United Kingdom, Birney, 62, received his college degree in industrial chemistry from Loughborough University. He serves on the board of directors of A. Schulman, Inc.
Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 624,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to more than 1,100 customers in approximately 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide.
For information on Tronox, visit www.tronox.com. A photo of David G. Birney is available at: http://www.tronox.com/media/bios/boardshort/index.htm.

###

Media Contact: Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor Contact: Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com